================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------
                               (AMENDMENT NO. 4)*


                     MDU COMMUNICATIONS INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


 COMMON STOCK, PAR VALUE $0.001 PER SHARE                      582828109
------------------------------------------           ---------------------------
     (TITLE OF CLASS OF SECURITIES)                         (CUSIP NUMBER)


                                DECEMBER 31, 2007
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[_]   RULE 13D-1(B)
[X]   RULE 13D-1(C)
[_]   RULE 13D-1(D)

                                   ----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on Following Pages
                                     Page 1

================================================================================



--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 2
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     SC FUNDAMENTAL VALUE FUND, L.P.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        DELAWARE
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            1,166,460
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          0
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       1,166,460
      REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     0

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    1,166,460
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         2.3%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      PN

-------------------------------------------------------------------------------------------




--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 3
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     SC FUNDAMENTAL LLC

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        NEW YORK
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          1,166,460
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
      REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     1,166,460

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    1,166,460
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         2.3%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      OO

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 4
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     SC FUNDAMENTAL VALUE BVI, LTD.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        BRITISH VIRGIN ISLANDS
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            1,622,540
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          0
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       1,622,540
      REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     0

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    1,622,540
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         3.1%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      CO

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 5
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     SC-BVI PARTNERS

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        DELAWARE
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          1,622,540
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
      REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     1,622,540

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    1,622,540
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         3.1%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      PN

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 6
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     PMC-BVI, INC.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        DELAWARE
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          1,622,540
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
      REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     1,622,540

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    1,622,540
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         3.1%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      CO

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 7
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     SC FUNDAMENTAL BVI, INC.

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        DELAWARE
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          1,622,540
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
     REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     1,622,540

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    1,622,540
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         3.1%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      CO

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 8
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     PETER M. COLLERY

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        UNITED STATES
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          2,842,000
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
     REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     2,842,000

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    2,842,000
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         5.5%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      IN

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 9
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     NEIL H. KOFFLER


                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        UNITED STATES
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          2,789,000
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
     REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     2,789,000

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    2,789,000
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         5.4%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      IN

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 10
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     JOHN T. BIRD

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        UNITED STATES
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          2,789,000
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
     REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     2,789,000

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    2,789,000
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         5.4%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      IN

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 11
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:     DAVID A. HURWITZ

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF        UNITED STATES
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            0
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          2,789,000
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       0
     REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     2,789,000

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    2,789,000
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         5.4%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:      IN

-------------------------------------------------------------------------------------------





--------------------------------------------------       ----------------------------------
CUSIP No.               582828109                  13G                Page 12
--------------------------------------------------       ----------------------------------


-------------------------------------------------------------------------------------------
       1         NAME OF REPORTING PERSONS:           SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                                                         AND PROFIT SHARING PLAN

                 I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------------------
       2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                               (A) [X]
                                                                               (B) [_]
-------------------------------------------------------------------------------------------
       3         SEC USE ONLY

-------------------------------------------------------------------------------------------
       4         CITIZENSHIP OR PLACE OF              UNITED STATES
                 ORGANIZATION:

-------------------------------------------------------------------------------------------
     NUMBER OF        5   SOLE VOTING POWER:            53,000
       SHARES
                     ----------------------------------------------------------------------
    BENEFICIALLY      6   SHARED VOTING POWER:          0
      OWNED BY
                     ----------------------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER:       53,000
     REPORTING
                     ----------------------------------------------------------------------
    PERSON WITH       8   SHARED DISPOSITIVE POWER:     0

-------------------------------------------------------------------------------------------
       9         AGGREGATE AMOUNT BENEFICIALLY OWNED    53,000
                 BY EACH REPORTING PERSON:

-------------------------------------------------------------------------------------------
       10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                 CERTAIN SHARES:                                                 [  ]
-------------------------------------------------------------------------------------------
       11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):         0.1%

-------------------------------------------------------------------------------------------
       12        TYPE OF REPORTING PERSON:            EP

-------------------------------------------------------------------------------------------


ITEM 1.     NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            (a) and (b) This Amendment No. 4 to the Statement on Schedule 13G (the "Schedule 13G") relates to the Common Stock, par value $0.001 per share (the "Common Stock"), of MDU Communications International, Inc., a Delaware corporation (the "Issuer"). The address of the principal executive offices of the Issuer is 60-D Commerce Way, Totowa, New Jersey 07512.

ITEM 2.     NAME OF PERSON FILING

            (a)   Name of Persons Filing:

                  (i)   SC Fundamental Value Fund, L.P.
                  (ii)  SC Fundamental LLC
                  (iii) SC Fundamental Value BVI, Ltd.
                  (iv)  SC-BVI Partners
                  (v)   PMC-BVI, Inc.
                  (vi)  SC Fundamental BVI, Inc.
                  (vii) Peter M. Collery
                 (viii) Neil H. Koffler
                  (ix)  John T. Bird
                  (x)   David A. Hurwitz and
                  (xi) SC Fundamental LLC Employee Savings and Profit Sharing Plan (collectively, the "Reporting Persons")

            (b)   Address of Principal Business Office or, if None, Residence:

            The principal business office of each of the Reporting Persons listed in Item 2(a) is as follows:

            The principal business office of each of SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird and David A. Hurwitz, and SC Fundamental LLC Employee Savings and Profit Sharing Plan is 747 Third Avenue, 27th Floor, New York, New York 10017.

            The principal business office of SC Fundamental Value BVI, Ltd. is c/o Citco Fund Services (Cayman Islands) Ltd., Corporate Center, West Bay Road, Grand Cayman, Cayman Islands.

            (c), (d) and (e) For information with respect to citizenship of each of the Reporting Persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C), CHECK WHETHER THE PERSON FILING IS:

            (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

            (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

            (e) [ ] An investment adviser in accordance with Rule
13d-1(b)(1)(ii)(E);

            (f) [ ] An Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) [ ] A Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.     OWNERSHIP

(a) - (c) The response of each of the Reporting Persons to Items 5 through 11 of each of their respective Cover Sheets which relate to the beneficial ownership of the Common Stock of the Issuer, as of December 31, 2007, is incorporated herein by reference. The percentage ownership of each of the Reporting Persons is based on 51,585,712 shares of Common Stock outstanding as of December 19, 2007, as reported by the Issuer in its Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission on December 21, 2007.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following |_|.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            See Exhibit No. 2 hereto.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            (a)   Not applicable.

            (b) By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [The remainder of this page intentionally left blank.]

                                  SIGNATURE

            After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2008


                                    SC FUNDAMENTAL VALUE FUND, L.P.

                                    By:   SC Fundamental LLC, as General Partner

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Member


                                    SC FUNDAMENTAL LLC

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Member


                                    SC FUNDAMENTAL VALUE BVI, LTD.

                                    By:   SC Fundamental BVI, Inc., as
                                          managing general partner of
                                          investment manager

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Vice President


                                    SC-BVI PARTNERS

                                    By:   SC Fundamental BVI, Inc., as
                                          managing general partner

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Vice President


                                    PMC-BVI, INC.

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Secretary


                                    SC FUNDAMENTAL BVI, INC.

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Vice President

                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    Peter M. Collery (1)


                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler


                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    John T. Bird (2)


                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    David A. Hurwitz


                                    SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                                    PROFIT SHARING PLAN

                                    By:     /s/  Peter M. Collery
                                          ------------------------------
                                          Peter M. Collery, Trustee





(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                EXHIBIT INDEX

       Exhibit No.                    Document

            1 Joint Filing Agreement, dated February 14, 2008, among SC Fundamental Value Fund, L.P., SC Fundamental LLC, SC Fundamental Value BVI, Ltd., SC-BVI Partners, PMC-BVI, Inc., SC Fundamental BVI, Inc., Peter M. Collery, Neil H. Koffler, John T. Bird, David A. Hurwitz and SC Fundamental LLC Employees Savings and Profit Sharing Plan, to file this Amendment No. 4 to the joint statement on Schedule 13G.

            2           Identity of Members of Group

            3 Power of Attorney, dated as of February 13, 2007, appointing Neil H. Koffler as attorney-in-fact for David A. Hurwitz.

                                                                       Exhibit 1

                            JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of this Amendment No. 4 to the statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of MDU Communications International, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 14th day of February, 2008.


Dated:  February 14, 2008


                                    SC FUNDAMENTAL VALUE FUND, L.P.

                                    By:   SC Fundamental LLC, as General Partner

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Member


                                    SC FUNDAMENTAL LLC

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Member


                                    SC FUNDAMENTAL VALUE BVI, LTD.

                                    By:   SC Fundamental BVI, Inc., as
                                          managing general partner of
                                          investment manager

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Vice President


                                    SC-BVI PARTNERS

                                    By:   SC Fundamental BVI, Inc., as
                                          managing general partner

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Vice President

                                    PMC-BVI, INC.

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Secretary


                                    SC FUNDAMENTAL BVI, INC.

                                    By:     /s/  Neil H. Koffler
                                          ------------------------------
                                          Neil H. Koffler, Vice President


                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    Peter M. Collery (1)


                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler


                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    John T. Bird (2)


                                        /s/  Neil H. Koffler
                                    ------------------------------------
                                    Neil H. Koffler as Attorney-in-Fact for
                                    David A. Hurwitz


                                    SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND
                                    PROFIT SHARING PLAN

                                    By:     /s/  Peter M. Collery
                                          ------------------------------
                                          Peter M. Collery, Trustee







(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of ECC Capital Corporation, filed on February 14, 2007, and is incorporated herein by reference.

(2) Executed by Neil H. Koffler as Attorney-in-Fact for John T. Bird. The Power of Attorney for Mr. Bird is attached as Exhibit 3 to the Amendment No. 1 to the Statement on Schedule 13G with respect to the Common Stock of Tengasco, Inc., filed on March 28, 2005, and is incorporated herein by reference.

                                                                       Exhibit 2

                         IDENTITY OF MEMBERS OF GROUP



SC Fundamental Value Fund, L.P.
SC Fundamental LLC
SC Fundamental Value BVI, Ltd.
SC-BVI Partners
PMC-BVI, Inc.
SC Fundamental BVI, Inc.
Peter M. Collery
Neil H. Koffler
John T. Bird
David A. Hurwitz
SC Fundamental LLC Employee Savings and Profit Sharing Plan

                                                                       Exhibit 3


                              POWER OF ATTORNEY


      The undersigned, David A. Hurwitz (hereinafter referred to as "Hurwitz") does hereby make, constitute and appoint the person listed below as Hurwitz's true and lawful agent and attorney-in-fact (hereinafter referred to as the "Attorney") to act in the name and on behalf of Hurwitz for and with respect to the matters hereinafter described.

            Name of Attorney:       Neil H. Koffler

      Attorney shall have the power and authority to do the following:

      To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, on behalf of Hurwitz with regard to any securities owned by Hurwitz or any of Hurwitz's affiliates.

      And, in connection with the foregoing, to execute and deliver all documents, acknowledgements, consents and other agreements and to take such further action as may be necessary or convenient for Hurwitz in order to more effectively carry out the intent and purpose of the foregoing.

      Agreements, commitments, documents, instruments, and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon Hurwitz without attestation. The Power of Attorney conferred hereby shall not be delegable by Attorney.

      Unless revoked by Hurwitz, this Power of Attorney shall be governed under the laws of the State of New York and the authority of Attorney hereunder shall terminate on December 1, 2010.

      IN WITNESS WHEREOF, Hurwitz has caused this Power of Attorney to be executed and attested as of the 13th day of February, 2008.



                                        /s/  David A. Hurwitz
                                    ---------------------------------
                                    David A. Hurwitz

Attest:

    /s/  Mei Ying Siu
--------------------------------
Name:  Mei Ying Siu